UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 15, 2005

HUNTINGTON BANCSHARES INCORPORATED

(Exact name of registrant as specified in its charter)

Maryland	0-2525	31-0724920
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Huntington Center 41 South High Street Columbus, Ohio	43287
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 480-8300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 15, 2005, the Compensation Committee of the Board of Directors of Huntington Bancshares Incorporated established the Qualifying Performance Criteria and potential awards for executive officers with respect to fiscal year 2005 under Huntington’s Management Incentive Plan (“MIP”). In addition, the Compensation Committee established a long-term incentive award cycle beginning on January 1, 2005 and ending on December 31, 2007 (the “2005 - 2007 Cycle”) under the Corporation’s 2004 Stock and Long-Term Incentive Plan (“2004 Plan”). Both the MIP and the 2004 Plan were approved by Huntington’s shareholders in April 2004.

For fiscal year 2005, the selected Qualifying Performance Criteria for awards under the MIP are earnings per share and efficiency ratio. The awards for executive officers will be weighted as follows: 37.5% to 75% for earnings per share, 12.5% to 25% for efficiency ratio, 0% to 40% for personal performance, and 0% to 10% for a subjective component. The Compensation Committee sets target awards for executive officers as percentages of base salary, with maximum awards equal to 200% of the target awards.

The selected Qualifying Performance Criteria for awards under the 2005 - 2007 Cycle of the 2004 Plan are based 60% on average annual earnings per share growth over the cycle and 40% on average annual return on equity over the cycle, with the entire award subject to adjustment by the Compensation Committee, up to 20% upward or 10% downward, based on efficiency ratio performance in 2007. Target awards for executive officers range from 20% to 31.25% of base salary, and maximum awards range from 80% to 125% of base salary, with the potential for all awards to be increased up 20% for the maximum efficiency ratio adjustment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTINGTON BANCSHARES INCORPORATED

Date: February 15, 2005	By:	/s/ Richard A. Cheap
Richard A. Cheap, Secretary